SIMON PROPERTY GROUP
Conference Call Text
May 9, 2002

Forward Looking Statement (Shelly Doran)

        Good morning and welcome to the Simon Property Group first quarter earnings conference call. Please be aware that statements made during this call that are not historical may be deemed forward-looking statements. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to: national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. We direct you to the Company's various filings with the Securities and Exchange Commission for a detailed discussion of risks and uncertainties.

        Acknowledging the fact that this call may be webcast for some time to come, we believe it is important to note that today's call includes time-sensitive information that may be accurate only as of today's date, May 9th, 2002.

        The Company's quarterly supplemental information package will be filed as a Form 8-K next week. This filing will be available via mail or e-mail. If you would like to be added to the list for email distribution of this information, please notify me, Shelly Doran, at sdoran@simon.com.

        Participating in today's call will be David Simon (chief executive officer), Rick Sokolov (president and chief operating officer) and Steve Sterrett (chief financial officer). Mike McCarty, our Senior VP of Research and Corporate Communications will also be available during the Q&A session. And now, Mr. Simon will provide opening comments.

Opening Comments (David Simon)

        Good morning, and thank you for joining us on our call today. The SPG portfolio continued to perform very well in the first quarter of 2002. While sales trends are still relatively weak, portfolio occupancy is 70 basis points higher than it was one year ago, average base rents have increased by $0.91 psf, and our leasing spreads remain healthy. We're pleased with our growth of 6.8% in FFO for the quarter and expect to continue that trend throughout the remainder of 2002.

        It's already been a busy and productive year for us. We refinanced our $1.25 billion corporate credit facility at the same rates, we completed the Rodamco transaction, and we recycled capital with the announced sales of our Mills and Chelsea interests. The Mills transaction is expected to close at the end of May.

        We view the RNA transaction as a very positive step for us in our strategy to own the best malls in the best markets. The Houston Galleria and SouthPark Mall in Charlotte, North Carolina are among the strongest retail assets in the United States today and both have terrific expansion opportunities.

        Given the ongoing confidence in our business, our Board voted yesterday to increase our common stock dividend by 4.8% to an annualized rate of $2.20 per share.

        At this time, I would like to ask Steve to provide additional comments on our financial and operational results for the quarter.

Financial and Operational Results (Steve Sterrett)

        Key financial comparisons for the period are:

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  Diluted FFO per share increased by 6.8%, to $0.79 versus $0.74 in 2001, in-line with our prior guidance and consensus estimates.

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  During the quarter, we recorded a $5.4 million currency hedge loss related to the RNA transaction in 2002. We'll discuss this hedge transaction in greater detail in a couple of minutes.

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  There appears to be some misconception out there about MerchantWired. We recognized $4.2 million of operating losses from MerchantWired in the first quarter. This was $2.7 million higher than the losses in the first quarter of 2001. This operating loss is reflected in FFO, as it has always been. However, we also recorded a non-cash asset impairment charge. Coincidentally, it was also $4.2 million. This charge, like any other asset write-down, does not impact FFO.

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  Without the hedge loss and the increased operating loss from MerchantWired, our FFO growth in the first quarter would have been 10.8%.

        Statistical highlights at quarter-end are:

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  Occupancy increased 70 basis points from March 31, 2001 to 90.9% at March 31, 2002.

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  Sales were slightly down from the prior-year period. Total sales per square foot were $377 per square foot as compared to $381 at March 31, 2001. Comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, were $383 per square foot as compared to $389 at March 31, 2001.

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  Average base rent increased 3.2% to $29.51.

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  The average initial base rent for new mall store leases signed during the quarter was $37.64, versus average rents of $31.04 for those tenants who closed or whose leases expired, for a spread of $6.60, or 21.3%. Despite the difficult economy, our leasing spread has remained very strong.

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  Same property NOI growth for the regional mall portfolio for the quarter was 3%. In the past we have included community centers in this calculation, but have opted to begin reporting this statistic for the mall portfolio only, to make it more comparable to our regional mall peers. However, the exclusion of the community center portfolio did not impact the number. This calculation excludes the impact of redevelopment activities, disposition properties, and new acquisitions. Over 90% of our first quarter NOI is considered comparable.

        And now a few overall observations on sales trends within the SPG portfolio:

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  Sales growth continues to be strongest in the Pacific and New England regions.

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  Weakest sales trends were noted in the Southeast. Florida properties continue to feel the impact of 9/11 and Atlanta the impact of the recession and retail overbuilding.

        Our mall portfolio continues to demonstrate its resiliency, with occupancy up 70 basis points. During the first quarter, we lost 250,000 square feet to bankruptcies versus 580,000 square feet in the first quarter of 2001. The largest contributors to square footage lost to bankruptcies were Lechters, People's Pottery, and Waves Music. These losses are being replaced by tenants such as The Children's Place, Yankee Candle, Hollister and Brighton Collectibles.

        And while we would characterize the leasing environment as improving, it is still "soft" compared to the activity level of a year ago. Given that we are substantially through the "season for declaring bankruptcy," we remain confident that we will have year-over-year occupancy gains in 2002.

Liquidity and Capital Activities

        On April 16, 2002, we completed a three year refinancing of our existing $1.25 billion unsecured corporate credit facility. The facility now matures in April 2005 and contains a one-year extension, solely at our option. The interest rate continues to be LIBOR plus 65 basis points. Our interest coverage is 2.4 times, and our FFO payout ratio is below 60%.

Insurance

        Let me update you now on insurance. Our portfolio-wide general liability and property insurance policies expired on December 31. We renewed these policies, the cost of which is predominantly passed through to tenants, at similar coverage levels, but at price increases aggregating 30%. The exception to coverage levels is in the area of terrorism, which was excluded in our new property coverage. On March 27th we announced our purchase of two stand-alone policies of terrorism insurance, each with $100 million limits. The first policy insures Mall of America and the second insures the remainder of the Simon portfolio. These policies run through the remainder of 2002.

        The increase in our overall insurance cost is reflected in higher property operating costs—approximately $3 million in the first quarter. This cost is passed through to our tenants in CAM, therefore, an offsetting reimbursement is reflected in the tenant reimbursements income line.

        And now Rick will spend a few minutes discussing development activities.

Development Activities

        There are two significant redevelopment projects underway in the RNA assets that we acquired—The Galleria in Houston and SouthPark Mall in Charlotte. The Galleria opened on November 16, 1970 and has grown to be one of the best-known and most productive malls in the U.S.—visited by more than 17 million people each year. The Galleria is home to 300 retail stores including Saks Fifth Avenue, Nieman Marcus, Lord & Taylor, Tiffany, Macy's and the best collection of couture tenants in Texas. The mall has sales per square foot approaching $600 and generates almost $800 million in annual retail sales.

        The mall is already in the process of a major redevelopment program—the entire mall will be renovated and an expansion will add 70 stores, including Houston's first Nordstrom and Foley's new flagship store, increasing the mall's square footage from 1.7 million to 2.4 million. The gross cost of the development is approximately $119 million with an anticipated double-digit stabilized return. The renovation is scheduled to be completed by June of this year while the target date for the expansion set for the end of March 2003.

        SouthPark Mall is a 1.1 million square foot enclosed regional mall currently anchored by Belk, Dillard's, Hecht's and Sears. Originally opened in the early 1970's, SouthPark is clearly the dominant shopping center in the Charlotte metropolitan area, generating sales per square foot in excess of $600 and total sales of $300 million (before the expansion).

        Construction began earlier this year on a multi-phased expansion of the project. Work already completed includes the expansion of Belk and the construction of adjacent parking structures. Work committed for 2002 includes additional structured parking, construction of a new front entry with two signature restaurants—Cheesecake Factory and Maggianos. Future retail component additions include a 153,000 square foot Nordstrom and a 60,000 square foot addition to Hecht's, approximately 50,000 square feet of small shop space and an additional anchor pad. All phases of the project should be completed by spring 2004. The gross cost of the development is approximately $100 million.

        Another exciting redevelopment project recently announced by the Company is Phase III of The Forum Shops at Caesars. This 200,000 square foot, three-level expansion will extend from the existing

Phase I structure to the Las Vegas Strip, adding upscale specialty retail tenants to further expand Forum's selection of luxury brand merchandise. Several new restaurants will also be added. Announced tenants for Phase III include: Robert Cavalli, Chopard, Dolce & Gabbana, Tourneau, Valentino and Louis Vuitton, which will relocate and expand its existing store.

        Forum Shops is undeniably the most valuable retail real estate in all of Las Vegas. Already recognized as the premier shopping and entertainment destination for domestic and international visitors, this expansion will only enhance its franchise. The project is expected to begin this year with completion in 2004. Project costs are expected to approximate $130 million and stabilized returns are anticipated to be in the low double digits.

        While our new and redevelopment activities have slowed from prior year levels, we do continue to enhance our portfolio through selective projects, such as the ongoing redevelopment of Florida Mall in Orlando with the addition of Nordstrom, Lord & Taylor and small shops which will be opening in September of this year; the addition of Nordstrom and small shop space at Barton Creek Square in Austin which will open in September of 2003; we and our partner are also investing $25 million in the renovation of Dadeland Mall in Miami; and the addition of Younkers and small shop space at Bay Park Square in Green Bay which will open in October of 2003.

Disposition Activities

        We have previously told you that we would be focused this year on recycling our capital to invest in our core business. We are very pleased that we have been successful in that effort. In early April, we completed the sale of our 50% interest in Orlando Premium Outlets for $46.6 million in cash plus our pro rata share of property-level debt. We recognized a significant return on our investment—with a book gain of $39 million to be recognized in the second quarter—and an annualized IRR of 85%. Chelsea Property Group is a great partner with a high-quality product and we will continue to consider other investments with them.

        On April 29th, we signed an agreement to sell our interests in the five Mills projects to The Mills Corporation, another successful joint venture partnership. We will recognize a significant return on our investment—we expect a book gain in excess of $100 million with an annualized IRR of approximately 45%. We hope to close on the Mills transaction by the end of May.

        As discussed in our earnings release, in March we sold Eastgate Consumer Mall in Indianapolis and in April we sold Windsor Park Mall in San Antonio. These were two underperforming assets that have contributed little FFO in the recent past. We continue our efforts to dispose of non-core assets and could close on 2 or 3 more minor dispositions by the end of the second quarter.

        David will now provide an overview of the Rodamco transaction, an update on the status of MerchantWired and closing comments.

Rodamco Acquisition (David Simon)

        On May 3rd, Simon, Rouse and Westfield completed the purchase of Rodamco North America. Our share of the acquisition was approximately $1.59 billion, including the assumption of $547 million of property-level debt and $32 million of preferred stock. We arranged a $600 million., 12-month acquisition credit facility which bears interest at LIBOR plus 65 basis points with seven of our lead lenders to fund a portion of the transaction. The cap rate on the acquisition was 8.5%, and we expect the transaction to be accretive to 2002 FFO.

        Simultaneous with closing, we sold 50% joint venture interests in three RNA assets (Florida Mall, Miami International Mall and West Town Mall) to Teachers Insurance and Annuity Association. They paid $198 million in cash and assumed their pro rata share of debt. The balance of the funding for the acquisition came from our corporate credit facility.

        To hedge the currency risk in connection with the RNA transaction (which existed because we paid the shareholder consideration in Euros) we opted to place a collar on the Euro/Dollar exchange rate, buying a cap of $0.91 per Euro and selling a floor of $0.8639 per Euro. The net cost of the collar was $750,000. In connection with these hedging activities, we are required by SFAS 133 to mark these to market at quarter's end. Thus, we recorded a $5.4 million currency hedge expense in the first quarter. This expense is included in Other Expense on the consolidated income statement and was a deduction from our FFO. We unwound this collar in advance of the RNA closing, and realized a gain, to be recognized in the second quarter, that will more than offset this first quarter expense. Derivative activity is not a new trend for us. Unless we do another acquisition in Euros, we will be out of the derivative game. This should be our last currency hedge for quite some time.

        In addition to its regional mall portfolio, Rodamco owned a number of other assets, including a New York office building, a third-party management business, and interests in four real estate operating companies. Several of the assets have been sold and certain of them will be held for some time to come. I'd like to provide for you update on those "other assets":

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  Urban Retail Properties was RNA's third-party management business. A business plan has been developed whereby a substantial number of Urban employees will remain in Chicago and will be dedicated to the ongoing third-party management business. This plan offers additional profitability and capitalizes on Urban's substantial market share in the third-party management business.

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  745 Fifth Avenue was sold.

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  RNA's interest in Abbey Properties was sold.

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  RNA's interest in RoPro was sold.

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  RNA's interest in Tishman Hotel & Realty L.P. was sold.

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  South Square Mall was sold.

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  Plaza at Sawmill Place is expected to be sold in 2002.

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  SPG, Rouse and Westfield will maintain their ownership interests in Kravco, the Westin Hotel under construction at West 43rd and 8thAvenue, and River Ridge Mall for some time to come.

MerchantWired Update (David Simon)

        For MerchantWired, our investment is approximately $29.8 million. We, along with the other members of MerchantWired LLC, are in the final stages of completing a sale of MerchantWired. Completion of the sale is subject to certain conditions. We expect the transaction to close by the end of May. The amount of ultimate consideration due us and the other members will be determined, in part, based upon a multiple of annualized December 2003 and December 2004 MerchantWired revenues. We view this transaction as a true "win/win" situation. It's a favorable outcome for the MerchantWired partners and it places the MerchantWired business in the hands of a leading telecommunications/network company that can improve operating efficiencies and help MerchantWired realize its full potential. As Steve mentioned earlier, we took a non-cash impairment charge this quarter associated with obsolete telecommunications equipment that MerchantWired purchased at the time of its founding.

Conclusion

        Before we open the line for Q&A, let me offer a few concluding thoughts.

        I'm very pleased with our accomplishments to date in 2002:

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  We completed the acquisition of the RNA assets, adding 9 high-quality, highly productive malls to our regional mall portfolio, and financed the transaction favorably with our acquisition facility and the TIAA joint venture.

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  We made excellent progress in our goal of recycling capital with the completed Chelsea transaction and the impending Mills transaction.

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  We extended our corporate credit facility at existing rates and amounts, no small feat in this environment.

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  We are beginning the expansion of Forum Shops which will be one of the great achievements for this Company going forward.

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  Though we can't give assurances, we have a signed MerchantWired contract and hope to close that transaction shortly.

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  Our mall portfolio continues to produce growth in NOI and to demonstrate its stability in challenging times.

        This concludes our prepared comments. Operator, we are ready to open the call to questions.